EXHIBIT 18

February 27, 2013

The Babcock & Wilcox Company

13024 Ballantyne Corporate Place

Suite 700

Charlotte, NC 28277

Dear Sirs/Madams:

We have audited the financial statements of The Babcock & Wilcox Company and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 27, 2013, which expresses an unqualified opinion and includes an explanatory paragraph concerning the Company’s election to change its methods of accounting for defined benefit pension and other postretirement benefit plan costs during 2012. Note 1 to such financial statements contains a description of your adoption during the year ended December 31, 2012 of changes in accounting principles for recognizing actuarial gains and losses for all pension and postretirement benefit plans from a corridor amortization method (Canadian plans) and an amortization method without a corridor (domestic plans) to immediate recognition. In our judgment, such changes are to alternative accounting principles that are preferable under the circumstances.

Yours truly,

/S/ Deloitte & Touche LLP

Charlotte, North Carolina